Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— April 26, 2011—IAC (Nasdaq: IACI) released first quarter 2011 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2011	Q1 2010	Growth
Revenue	$460.2	$378.2	22%

Operating Income Before Amortization	60.0	33.6	78%
Adjusted Net Income	35.5	2.5	NM
Adjusted EPS	0.37	0.02	NM

Operating Income	37.3	8.9	318%
Net Income (Loss)	18.1	(18.7)	NM
GAAP Diluted EPS	0.19	(0.16)	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•            Q1 revenue increased 22% reflecting double digit growth across each segment.  Operating Income Before Amortization grew 78% driven by strong profit growth at Search, Match and ServiceMagic.

•            Q1 net income and Adjusted Net Income grew $36.8 million and $33.0 million, respectively, reflecting strong operating performance.  The prior year period included an impairment charge related to an investment, partially offset by a gain associated with the sale of certain securities which collectively impacted net loss and Adjusted Net Income by $15.8 million and GAAP EPS and Adjusted EPS by $0.14 and $0.13, respectively.

•            Q1 Free Cash Flow and cash flows from operating activities attributable to continuing operations were $45.6 million and $53.9 million, respectively.

Principal Areas of Focus:

•            Search:  IAC extended its contract with Google through March 31, 2016; Mindspark announced distribution deals with Booyah, Lolapps and Social Point in the social gaming space; The Daily Burn launched its new Meal Snap app for the iPhone, which hit the top 25 list of apps on iTunes in the first week; and Dictionary.com reached more than 30 million mobile app downloads.

•            Local: CityGrid Media announced a distribution partnership with CBS Local Digital Media, bringing new local businesses into the CityGrid advertising network; and ServiceMagic grew domestic service professionals 11% to 81,400 and international service professionals 44% to 24,000.

•            Personals: Subscribers logging in through mobile devices grew 135% year over year to almost 30% of total on Match.com U.S., Core subscribers grew 22%.

•            Media: Electus and NBC announced a fashion reality competition to be hosted by Elle Macpherson; Vimeo launched its iPhone app that allows users to shoot and edit video and has reached over half a million downloads since its release in early April; IAC launched Hatch Labs, a business focused on building mobile products; and IAC and Harman Newsweek formed The Newsweek Daily Beast Company joint venture.

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DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2011	Q1 2010	Growth
	$ in millions
Revenue
Search	$248.6	$199.0	25%
Match	111.6	89.3	25%
ServiceMagic	46.3	42.2	10%
Media & Other	54.3	48.1	13%
Intercompany Elimination	(0.6)	(0.4)	-46%
	$460.2	$378.2	22%
Operating Income Before Amortization
Search	$49.4	$31.5	57%
Match	25.0	14.8	69%
ServiceMagic	4.2	2.9	46%
Media & Other	(3.4)	(2.4)	-40%
Corporate	(15.2)	(13.2)	-16%
	$60.0	$33.6	78%
Operating Income (Loss)
Search	$49.1	$31.1	58%
Match	23.4	13.7	71%
ServiceMagic	3.8	2.4	59%
Media & Other	(3.7)	(3.8)	2%
Corporate	(35.3)	(34.4)	-2%
	$37.3	$8.9	318%

Search

Search includes Mindspark, our digital consumer products business consisting of our proprietary operations through which we develop, market and distribute downloadable applications, and our B2B operations, which provide customized browser-based applications for software and media companies; destination websites, including Ask.com and Dictionary.com, through which we provide search and additional services; and CityGrid Media, an online media company that aggregates and integrates local ads and content and distributes them to publishers across web and mobile platforms.

Search revenue reflects strong growth from Mindspark’s B2B and proprietary operations as well as continued improvements from destination websites and CityGrid Media.  The revenue growth in B2B was driven by increased engagement from existing partners as well as the contribution from new partners while the growth in the proprietary business was driven primarily by the nearly 30 new products launched since the prior year period.  The revenue growth in destination websites reflects increased marketing efforts while the growth in CityGrid Media primarily reflects the contribution from new resellers.  Profits were favorably impacted by higher revenue and lower depreciation expense, partially offset by higher traffic acquisition costs and increased marketing expense.

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Match

Match revenue benefited from strong growth within its Core(1) and Developing(2) operations.  Core revenue increased 18% to $93.3 million driven by a 22% increase in subscribers.  Developing revenue increased 82% to $18.3 million driven by the full quarter contribution of Singlesnet, as well as from our venture with Meetic in Latin America and the acquisition of OkCupid, neither of which were reflected in the year ago results.  Profits were favorably impacted by higher revenue and lower selling and marketing expense as a percentage of revenue.

ServiceMagic

ServiceMagic revenue benefited from growth in its domestic and international operations.  Domestically, revenue growth reflects a 9% increase in accepted service requests, which was driven by an 11% increase in service professionals, partially offset by lower average accepted service request fees.  Average accepted service request fees were impacted by a shift in mix to lower value service requests.  Domestic service requests declined 1% due primarily to reduced marketing efforts in the current year period.  Domestic growth also reflects an increase in revenue from website fulfillment and hosting services.  ServiceMagic International revenue growth reflects an 85% increase in accepted service requests.  Profits were favorably impacted by higher revenue and lower domestic marketing expenses.  Profits in 2010 benefited from the reversal of a $1.5 million provision for contingent consideration related to an acquisition, which was not earned.

Media & Other

Media & Other includes Electus, CollegeHumor, Notional, Vimeo, Pronto, Shoebuy, Proust and Hatch Labs.  The increase in revenue primarily reflects growth at Shoebuy, Notional, Electus and Vimeo, partially offset by a decline at Pronto.   Operating Income Before Amortization loss increased due to the inclusion in the year ago period of $3.1 million in profit related to our former interest in Reveille; lower profits in the current year period from Pronto due to lower revenue; and investments in Hatch Labs, which was not in the year ago period, and Proust. These items more than offset the reduced losses at The Daily Beast, which, following the formation of the joint venture with Harman Newsweek on January 31, 2011, has been accounted for as an equity method investment. The reduced operating loss reflects a decrease of $1.1 million in amortization of intangibles.

Corporate

Corporate expenses in the current year period reflect increased compensation and other employee-related costs and a non-income tax refund in the year ago results.

Note 1: Match Core consists of Match.com in the United States, Chemistry.com and People Media.

Note 2: Match Developing consists of OkCupid, Singlesnet, mobile-only products and our international operations.

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OTHER ITEMS

Equity in losses of unconsolidated affiliates in Q1 2011 reflects losses related to our investment in The Newsweek Daily Beast Company partially offset by income related to our investment in Meetic.

Equity in losses of unconsolidated affiliates in Q1 2010 includes a write-down of $18.3 million related to our investment in The HealthCentral Network, Inc. Other income in Q1 2010 includes a $4.0 million pre-tax gain related to the sale of certain securities.

The effective tax rates for continuing operations and Adjusted Net Income in Q1 2011 were 44% and 39%, respectively.  The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to interest for tax contingencies and state taxes, partially offset by foreign income taxed at lower rates.  The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes and interest for tax contingencies.  The tax provision for continuing operations was $6.1 million in Q1 2010 on a pre-tax loss of $8.5 million.  The effective tax rate for Adjusted Net Income was 86% in Q1 2010.  The continuing operations tax provision, despite a pre-tax loss, and the Adjusted Net Income effective tax rate, which was higher than the statutory rate of 35%, were due principally to a valuation allowance on the deferred tax asset created by the impairment charge for our investment in The HealthCentral Network, Inc., interest on tax contingencies and state taxes.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2011, IAC had 89.9 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of March 31, 2011, IAC had approximately $1.3 billion in cash and marketable securities, and $95.8 million in long-term debt.

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OPERATING METRICS

	Q1 2011	Q1 2010	Growth

SEARCH
Revenue by traffic source (a)

Proprietary	72%	74%
Network	28%	26%

MATCH
Core - Paid Subscribers (000s)	1,600	1,315	22%
Developing - Paid Subscribers (000s)	324	270	20%
Total Paid Subscribers (000s)	1,924	1,585	21%

SERVICEMAGIC
Domestic Service Requests (000s) (b)	1,377	1,391	-1%
Domestic Accepts (000s) (c)	1,937	1,783	9%

International Service Requests (000s) (b)	185	99	87%
International Accepts (000s) (c)	217	118	85%

(a)    Proprietary includes proprietary consumer product operations, Ask.com and Dictionary.com. Network includes B2B operations, and distributed search and sponsored listings.

(b)   Fully completed and submitted customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be transmitted to and accepted by more than one Service Professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	4/22/11	Dilution at:

Share Price			$32.08	$35.00	$40.00	$45.00	$50.00

Absolute Shares as of 4/22/11	89.9		89.9	89.9	89.9	89.9	89.9

RSUs and Other	6.5		6.4	6.2	6.0	5.8	5.6
Options	13.9	$23.70	3.8	4.6	5.7	6.5	7.3
Warrants	18.3	$28.07	2.3	3.6	5.5	6.9	8.0

Total Treasury Method Dilution			12.5	14.5	17.1	19.1	20.9
% Dilution			12.2%	13.9%	16.0%	17.5%	18.9%
Total Treasury Method Diluted Shares Outstanding			102.4	104.3	107.0	109.0	110.8

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Tuesday, April 26, 2011, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenue	$460,213	$378,178
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	172,718	131,149
Selling and marketing expense	140,250	130,381
General and administrative expense	76,291	73,964
Product development expense	17,722	14,792
Depreciation	13,439	15,793
Amortization of intangibles	2,457	3,174
Total costs and expenses	422,877	369,253

Operating income	37,336	8,925

Equity in losses of unconsolidated affiliates	(1,879)	(22,613)
Other income, net	752	5,236
Earnings (loss) from continuing operations before income taxes	36,209	(8,452)
Income tax provision	(16,041)	(6,145)
Earnings (loss) from continuing operations	20,168	(14,597)
Loss from discontinued operations, net of tax	(1,948)	(4,727)
Net earnings (loss)	18,220	(19,324)
Net (earnings) loss attributable to noncontrolling interests	(150)	619
Net earnings (loss) attributable to IAC shareholders	$18,070	$(18,705)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.22	$(0.12)
Diluted earnings (loss) per share from continuing operations	$0.21	$(0.12)

Basic earnings (loss) per share	$0.20	$(0.16)
Diluted earnings (loss) per share	$0.19	$(0.16)

Non-cash compensation expense by function:
Cost of revenue	$1,082	$941
Selling and marketing expense	1,035	983
General and administrative expense	16,400	18,143
Product development expense	1,644	1,478
Total non-cash compensation expense	$20,161	$21,545

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IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$848,595	$742,099
Marketable securities	468,890	563,997
Accounts receivable, net	131,735	119,581
Other current assets	118,115	118,308
Total current assets	1,567,335	1,543,985

Property and equipment, net	262,569	267,928
Goodwill	1,074,885	989,493
Intangible assets, net	248,431	245,044
Long-term investments	199,179	200,721
Other non-current assets	184,230	192,383
TOTAL ASSETS	$3,536,629	$3,439,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	57,943	56,375
Deferred revenue	92,658	78,175
Accrued expenses and other current liabilities	254,018	222,323
Total current liabilities	404,619	356,873

Long-term debt	95,844	95,844
Income taxes payable	478,203	475,685
Other long-term liabilities	19,906	20,350

Redeemable noncontrolling interests	60,117	59,869

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	227	226
Class B convertible common stock	16	16
Additional paid-in capital	11,457,311	11,428,749
Accumulated deficit	(633,948)	(652,018)
Accumulated other comprehensive income	20,843	17,546
Treasury stock	(8,366,509)	(8,363,586)
Total shareholders’ equity	2,477,940	2,430,933
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,536,629	$3,439,554

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$18,220	$(19,324)
Less: loss from discontinued operations, net of tax	1,948	4,727
Earnings (loss) from continuing operations	20,168	(14,597)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	13,439	15,793
Amortization of intangibles	2,457	3,174
Non-cash compensation expense	20,161	21,545
Deferred income taxes	6,374	6,816
Equity in losses of unconsolidated affiliates	1,879	22,613
Gain on sales of investments	(846)	(3,989)
Changes in current assets and liabilities:
Accounts receivable	(13,711)	(12,129)
Other current assets	(1,008)	(2,955)
Accounts payable and other current liabilities	(13,714)	4,816
Income taxes payable	(195)	6,997
Deferred revenue	14,263	6,544
Other, net	4,625	1,920
Net cash provided by operating activities attributable to continuing operations	53,892	56,548
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(48,269)	(9,759)
Capital expenditures	(8,294)	(11,490)
Proceeds from sales and maturities of marketable debt securities	190,936	195,665
Purchases of marketable debt securities	(98,484)	(284,933)
Proceeds from sales of investments	7,829	5,325
Purchases of long-term investments	(604)	(213)
Other, net	40	(2,371)
Net cash provided by (used in) investing activities attributable to continuing operations	43,154	(107,776)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	—	(246,154)
Issuance of common stock, net of withholding taxes	(1,081)	2,471
Excess tax benefits from stock-based awards	9,680	4,800
Other, net	20	—
Net cash provided by (used in) financing activities attributable to continuing operations	8,619	(238,883)
Total cash provided by (used in) continuing operations	105,665	(290,111)
Total cash used in discontinued operations	(1,047)	(386)
Effect of exchange rate changes on cash and cash equivalents	1,878	(3,228)
Net increase (decrease) in cash and cash equivalents	106,496	(293,725)
Cash and cash equivalents at beginning of period	742,099	1,245,997
Cash and cash equivalents at end of period	$848,595	$952,272

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities attributable to continuing operations	$53.9	$56.5
Capital expenditures	(8.3)	(11.5)
Free Cash Flow	$45.6	$45.1

For the three months ended March 31, 2011 consolidated Free Cash Flow increased by $0.5 million due to higher income and lower capital expenditures, partially offset by the timing of payments related to accounts payable.  The prior year period benefited from certain tax refunds versus cash taxes paid in 2011.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010

Diluted earnings (loss) per share	$0.19	$(0.16)
GAAP Diluted weighted average shares outstanding	93,676	116,446
Net earnings (loss) attributable to IAC shareholders	$18,070	$(18,705)
Non-cash compensation expense	20,161	21,545
Amortization of intangibles	2,457	3,174
Gain on sale of VUE interests and related effects	1,541	1,716
Discontinued operations, net of tax	1,948	4,727
Impact of income taxes and noncontrolling interests	(8,665)	(9,975)
Adjusted Net Income	$35,512	$2,482

Adjusted EPS weighted average shares outstanding	96,948	121,840

Adjusted EPS	$0.37	$0.02

GAAP Basic weighted average shares outstanding	89,081	116,446
Options, warrants and RSUs, treasury method	4,595	—
GAAP Diluted weighted average shares outstanding	93,676	116,446
Options, warrants and RSUs, treasury method not included in diluted shares above	—	3,468
Impact of RSUs	3,272	1,926
Adjusted EPS shares outstanding	96,948	121,840

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$49.4	$—	$(0.3)	$49.1
Match	25.0	—	(1.6)	23.4
ServiceMagic	4.2	—	(0.4)	3.8
Media & Other	(3.4)	(0.1)	(0.2)	(3.7)
Corporate	(15.2)	(20.0)	—	(35.3)
Total	$60.0	$(20.2)	$(2.5)	37.3
Equity in losses of unconsolidated affiliates				(1.9)
Other income, net				0.8
Earnings from continuing operations before income taxes				36.2
Income tax provision				(16.0)
Earnings from continuing operations				20.2
Loss from discontinued operations, net of tax				(1.9)
Net earnings				18.2
Net earnings attributable to noncontrolling interests				(0.2)
Net earnings attributable to IAC shareholders				$18.1

Supplemental: Depreciation
Search	$7.0
Match	2.3
ServiceMagic	1.1
Media & Other	0.8
Corporate	2.3
Total depreciation	$13.4

	For the three months ended March 31, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$31.5	$(0.1)	$(0.3)	$31.1
Match	14.8	—	(1.1)	13.7
ServiceMagic	2.9	—	(0.5)	2.4
Media & Other	(2.4)	(0.1)	(1.3)	(3.8)
Corporate	(13.2)	(21.3)	—	(34.4)
Total	$33.6	$(21.5)	$(3.2)	8.9
Equity in losses of unconsolidated affiliates				(22.6)
Other income, net				5.2
Loss from continuing operations before income taxes				(8.5)
Income tax provision				(6.1)
Loss from continuing operations				(14.6)
Loss from discontinued operations, net of tax				(4.7)
Net loss				(19.3)
Net loss attributable to noncontrolling interests				0.6
Net loss attributable to IAC shareholders				$(18.7)

Supplemental: Depreciation
Search	$9.1
Match	3.0
ServiceMagic	0.9
Media & Other	0.5
Corporate	2.2
Total depreciation	$15.8

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, and (5) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) pro forma adjustments for significant acquisitions, (5) income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale, (6) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the exercise of certain IAC warrants, (7) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (8) one-time items, and (9) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE, an internal restructuring and dividends that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis.  We view the true cost of our restricted stock units and performance-based RSUs as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of restricted stock units and restricted stock, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset related to the Arcandor AG stock was excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative were non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Bridget Murphy

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7470 / 7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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